Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR IMMEDIATE RELEASE	FOR IMMEDIATE RELEASE

OAKMONT ACQUISITION CORP.

OVER-ALLOTMENT OPTION EXERCISED BY UNDERWRITERS

Bloomfield Hills, MI, July 26, 2005 – Oakmont Acquisition Corp. (“Oakmont” or the “Company”) (OTC Bulletin Board: OMACU) announced today that the underwriters for its initial public offering exercised their option to purchase 575,166 units subject to the underwriters’ over-allotment option and purchased such units on July 26, 2005. Each unit sold by the Company consisted of one share of common stock and two warrants. The 8,000,000 units sold in the offering, and the 575,166 units subject to the underwriters’ over-allotment option, were sold at an offering price of $6.00 per unit, generating gross proceeds of $51,451,000. Morgan Joseph & Co., Inc. acted as the lead manager and Wells Fargo Securities, LLC, acted as the co-manager. Information about this offering is available in the prospectus filed with the Securities and Exchange Commission, which may be obtained from Morgan Joseph & Co., Inc., 600 Fifth Avenue, New York, New York 10020, telephone number (212) 218-3700, or Wells Fargo Securities, LLC, 600 California Street, San Francisco, CA 94108, telephone number (415) 645-0805.

Oakmont is a blank check company recently formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination in the industrial manufacturing and distribution sectors.

For more information contact:

Robert J. Skandalaris	Michael C. Azar
Chief Executive Officer	President
Oakmont Acquisition Corp.	Oakmont Acquisition Corp.
33 Bloomfield Hills Parkway, Suite 240	33 Bloomfield Hills Parkway, Suite 240
Bloomfield Hills, MI 48304	Bloomfield Hills, MI 48304
(248) 594-0693	(248) 594-0693